UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2009
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 22, 2009, NaviSite, Inc. (the “Company”) received notice from the Nasdaq Hearings Panel (the “Panel”) granting the Company’s request for continued listing on the Nasdaq Capital Market. Under the terms of the exception, on or before August 24, 2009, the Company must evidence its compliance with Nasdaq Marketplace Rule 4310(c)(3) (the “Rule”).
As the Company previously disclosed, on November 6, 2008, the Company received notice from the Nasdaq Listing Qualifications Staff (the “Staff”) that the Company was not in compliance with the Rule, which requires the Company to have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company is planning to regain compliance with the Rule through execution of a strategic plan that includes potential divestiture of colocation assets, a reduction of its overall debt burden, and an increased focus on the core managed hosting, application management and enterprise cloud solutions.
In the event that the Company is unable to regain compliance with the Rule by August 24, 2009, the Panel will issue a final determination to delist the Company’s common stock, and, unless the Nasdaq Listing and Hearings Review Counsel issues a stay, will suspend trading of the Company’s common stock.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NaviSite, Inc.
Date: May 26, 2009

By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer